Exhibit 10.4

[Letterhead of Reit Management & Research LLC]

October 29, 2010

CommonWealth REIT

400 Centre Street

Newton, Massachusetts 02458

Attention:  Chief Financial Officer

Re:  Business Management Agreement and Property Management Agreement

Reference is made to the Business Management Agreement, dated as of June 8, 2009, by and between CommonWealth REIT, formerly known as HRPT Properties Trust (“CWH”), and Reit Management & Research LLC (“RMR”) (as in effect from time to time, the “Business Management Agreement”) and the Property Management Agreement, dated as of January 13, 2010, by and among RMR and CWH (as in effect from time to time, the “Property Management Agreement”).

This letter confirms that so long as the Business and Property Management Agreement between CWH and MacarthurCook Fund Management Limited, or its permitted successors and assigns (the “MCK Management Agreement”), is in effect and the Business Management Fee, Property Management Fee and Construction Supervision Fee (all as defined therein) are being paid thereunder by CWH or any of its subsidiaries, RMR waives its right to receive (x) a portion of the Management Fee (as defined in the Business Management Agreement) equal to one-half of one percent (0.5%) of the Annual Average Foreign Invested Capital (as defined in the Business Management Agreement) payable to RMR under the Business Management Agreement, (y) fifty percent (50%) of the Fee (as defined in the Property Management Agreement) otherwise payable to RMR under the Property Management Agreement and (z) fifty percent (50%) of the Construction Supervision Fee (as defined in the Property Management Agreement) otherwise payable to RMR under the Property Management Agreement.

Very truly yours,

/s/ Mark L. Kleifges

Mark L. Kleifges
Executive Vice President